Exhibit 99.1

News Release

Contact:
Corfin Communications
Harry Chathli, Claire Norbury
US Media: +1 212 572 6363
UK Media: +44 20 7977 0020

ROK Entertainment Group Inc.
(ROK or “the Company”)

Completion of Reincorporation and Change in Corporate Name

Mobile Entertainment Specialist Announces Its Reincorporation in the State of Delaware and Change in Corporate Name to ROK Entertainment Group Inc.

Wolverhampton, England (31 December 2007): ROK Entertainment Group Inc. (OTC BB: ROKE), the UK-based mobile technologies, applications and entertainment development company, today announces the completion of its reincorporation in the State of Delaware and change in corporate name to ROK Entertainment Group Inc. The Company’s shares of common stock are now trading under the new ticker symbol ROKE.

Effective December 31, 2007, the Company changed its corporate name to ROK Entertainment Group Inc. from Cyberfund, Inc. This was achieved by reincorporating Cyberfund in the State of Delaware from Oklahoma through a merger of Cyberfund with and into a newly-formed Delaware subsidiary entitled “ROK Entertainment Group Inc.” As a result of the reincorporation, ROK’s certificate of incorporation and by-laws became the certificate of incorporation and by-laws for the newly-created entity, now governed by the Delaware General Corporation Law. Copies of these documents were included as exhibits to ROK’s definitive information statement filed with the SEC on December 10, 2007. The reincorporation had no effect on the number of outstanding shares of the Company.

About ROK

ROK Entertainment Group, formed in 2003, is a world-leading mobile technology and applications developer.

With 170 staff worldwide, ROK has filed more than 40 international patents for its suite of innovative mobile technologies.

With 3 billion mobile handsets in use worldwide, the mobile TV industry is forecast to become a multi-billion dollar business within a few years.

ROK TV enables the streaming of live and on-demand TV to mobile phones over mass-market 2.5G, as well as over 3G and Wi-Fi.

Forward looking statement:

The information contained in this new release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in these statements. Forward-looking statements regarding the timing of developing, testing and releasing existing and new products, of marketing and selling them, of deriving revenues and profits from them, as well as the effects of those revenues and profits on the company's margins and financial position, are uncertain because many of the factors affecting the timing of those items are beyond the company's control.